Exhibit 99.1

EDUCATION REALTY TRUST APPOINTS
HOWARD A. SILVER TO THE BOARD OF DIRECTORS

MEMPHIS, Tenn., February 17, 2010 -- Education Realty Trust, Inc. (NYSE:EDR), a leader in the ownership, management and development of student housing, today announced that Howard A. Silver has been appointed to the Board of Directors.  Additionally, Mr. Silver will serve on the Board’s Compensation and Nominating and Corporate Governance committees.

From May 1994 to 2007, Mr. Silver was the President and Chief Executive Officer of Equity Inns, Inc., a former NYSE listed company. Until the sale of the company to Whitehall Global Real Estate Funds in October 2007, Equity Inns was the largest hotel real estate investment trust (REIT) focused on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry.

Mr. Silver also served as Equity Inns’ Executive Vice-President of Finance, Chief Financial Officer, and Chief Operating Officer from 1994 to 2004.  Prior to joining Equity Inns, Mr. Silver was employed by Ernst & Young LLP from 1987 to 1992 and by PricewaterhouseCoopers (formerly Coopers & Lybrand L.L.P.) from 1978 to 1986.  Mr. Silver holds a B.S. in Accounting from the University of Memphis, and has been a certified public accountant since 1980.

In addition to his new responsibilities at Education Realty Trust, Mr. Silver is currently a board member at CapLease, Inc. (NYSE: LSE), Great Wolf Resorts (NASDAQ:WOLF), and Ridgeway Country Club in Memphis, Tennessee.

About Education Realty Trust

Education Realty Trust (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by an experienced management team, EDR is one of America's largest owners and operators of collegiate student housing. Its portfolio includes 64 communities in 22 states with 37,827 owned and managed beds. For more information please visit the Company's website at www.educationrealty.com.

CONTACT:	ICR, LLC Brad Cohen 203-682-8211